Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-                     on Form S-3 of Union First Market Bankshares Corporation of our reports dated March 9, 2011, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Union First Market Bankshares Corporation for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

July 27, 2011